EXHIBIT 99.1

UNITED SECURITY BANCSHARES, INC.

ANNOUNCES SETTLEMENT AGREEMENT WITH DEPARTMENT OF JUSTICE

THOMASVILLE, ALA. (September 30, 2009) — United Security Bancshares, Inc. (NASDAQ: USBI) today announced that, after lengthy negotiations, it has entered into a settlement agreement with the U.S. Department of Justice to resolve allegations that its subsidiary, First United Security Bank, violated the Fair Housing Act and the Equal Credit Opportunity Act through lending practices affecting African-American borrowers. The agreement was filed in federal district court in Mobile. It provides, among other things, that First United Security will revise the standardization of its loan pricing policies, adopt marketing initiatives to expand its business base in predominantly African-American communities, and offer subsidies totaling $500,000 to support new loans for homes and small businesses in majority black areas.

USB’s President and Chief Executive Officer, R. Terry Phillips, said, “First United Security has a long, proud and well-known record of serving all communities in our market area regardless of race. The Bank has not discriminated, and its lending practices did not violate any law. While we are fully committed to the terms of the settlement agreement, our decision to enter into the agreement is a business decision. We are a small community bank and, no matter how justified our position, we cannot afford to incur the substantial costs that litigation with the Justice Department would entail, especially in this economic climate. First United Security must look forward to developing new business opportunities, rather than looking backward, and the settlement agreement allows us to do that. Under the agreement, and consistent with our own goals, we will seek to expand our market area so that we can more broadly address the credit needs of southwest and west central Alabamians.”

The Bank’s established record of serving the African-American communities in its rural market area refutes any suggestion that it has avoided making loans in those communities:

•	11 of the First United Security’s 19 branches, or 58%, are located in southwest and west central Alabama census tracts that are at least 35% African-American.

•	First United Security has made documented efforts since 2000 to acquire branches in majority black census tracts in southwest and west central Alabama.

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During the 2004-2006 period that the Justice Department investigated, approximately 60% of First United Security’s HMDA and CRA small business loan applications and originations – well over half – were in southwest and west central Alabama census tracts that are at least 35% African-American.

•	Statistical comparisons show that First United Security’s record of lending in African-American communities is equal to or better than the records of peer banks operating in its market area.

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First United Security has never defined its market area for regulatory purposes so as to exclude African-American communities, and its regulator, the Federal Deposit Insurance Corporation, approved of the Bank’s self-defined market area in its most recent examination in 2004.

•	Unlike other banks the Justice Department has investigated, First United Security does not have and has never had any policy, formal or informal, of excluding certain geographies from its market area.

First United Security also denies allegations that, in 2004, it charged certain borrowers more for first-lien refinance loans based on race. Mr. Phillips stated, “According to the government’s own analysis of First United Security’s first-lien refinance lending from 2004-2006, there were no statistically significant disparities in the interest rates charged on loans made to African-Americans and loans made to whites in 2005 and 2006. In fact, government analyses for 2005 and 2006 showed that the Bank’s African-American borrowers, on average, received more favorable interest rates than white borrowers. Even if one isolates the year 2004,” Mr. Phillips continued, “our own analysis of first-lien refinance loans shows that there were no statistically significant disparities in the interest rates charged on loans to African-American borrowers and those charged to whites. And statistics aside, the Bank had legitimate reasons for all of the pricing decisions it made on its first-lien refinance loans in 2004.”

“While we firmly believe there is no support for any claim that First United Security violated federal fair lending laws, we will continue working cooperatively with the Justice Department to implement the terms of the settlement agreement,” Mr. Phillips concluded.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by

USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Contacts:	United Security Bancshares, Inc. R. Terry Phillips Chief Executive Officer (334) 636-5424	United Security Bancshares, Inc. Robert Steen Principal Financial Officer and Principal Accounting Officer (334) 636-5424